EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
3/15/2010	Sale	$14.80	502
3/16/20101	Sale	14.7584	1201
3/17/2010	Sale	14.835	100
3/18/20102	Sale	14.6372	3215
3/22/20103	Sale	14.8208	2500
3/23/20104	Sale	15.0391	1200
3/25/20105	Sale	14.973	3874
3/26/2010	Sale	15.00	200
3/29/2010	Sale	15.10	1358
3/30/20106	Sale	15.1387	1311

1 This transaction was executed in multiple trades at prices ranging from $14.75 - 14.85.
2 This transaction was executed in multiple trades at prices ranging from $14.60 - 14.70.
3 This transaction was executed in multiple trades at prices ranging from $14.80 - 14.84.
4 This transaction was executed in multiple trades at prices ranging from $14.99 - 15.04.
5 This transaction was executed in multiple trades at prices ranging from $14.95 - 14.99.
6 This transaction was executed in multiple trades at prices ranging from $15.09 - 15.20.